Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
February 9, 2011		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2010 RESULTS

•

Net income of Financial Services Businesses attributable to Prudential Financial, Inc. for year 2010, $2.7 billion or $5.75 per Common share compared to $3.4 billion or $7.63 per Common share for 2009 which included $2.95 per Common share gain on sale of interest in retail securities brokerage joint venture.

•	After-tax adjusted operating income for the Financial Services Businesses of $3.0 billion for year 2010 or $6.27 per Common share; earnings per Common share up 14% from the level of 2009.

•

Strong sales and flows in major businesses for year 2010; record-high gross sales in Individual Annuities of $21.8 billion and annualized new business premiums in International Insurance of $1.8 billion, up 33% and 25% from a year earlier, respectively. Record-high net institutional long-term flows in Asset Management of $28.6 billion.

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $213 million or 45 cents per Common share for fourth quarter 2010.

•

Fourth quarter net income reflects pre-tax realized losses and related charges and adjustments of $912 million, primarily from derivative and embedded derivative fair value changes; includes impairments and losses on sales of credit-impaired investments of $161 million.

•

After-tax adjusted operating income for the Financial Services Businesses of $861 million or $1.78 per Common share for fourth quarter 2010; earnings per Common share up 48% from the year-ago quarter. Significant items included in current quarter adjusted operating income:

•	Pre-tax benefit of $146 million in Individual Annuities to reduce amortization of deferred policy acquisition and other costs and release reserves for guaranteed death and income benefits.

•	Pre-tax benefit of $66 million in International Insurance’s Gibraltar Life operation from the partial sale of an investment, through a consortium, in China Pacific Group.

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•	Operational highlights for the fourth quarter:

•

Individual Annuity gross sales of $6.1 billion, compared to $4.8 billion a year ago; net sales $4.2 billion, compared to $3.2 billion a year ago; account values surpass $100 billion milestone, reaching record high $106.2 billion at December 31, 2010.

•

Full Service Retirement gross deposits and sales of $4.4 billion and net withdrawals of $1.0 billion, compared to gross deposits and sales of $4.0 billion and net additions of $903 million a year ago. Total Retirement account values surpass $200 billion milestone, reaching record high $205.5 billion at December 31, 2010.

•	Individual Life annualized new business premiums of $67 million, compared to $91 million a year ago.

•	Group Insurance annualized new business premiums of $109 million, compared to $62 million a year ago.

•	International Insurance constant dollar basis annualized new business premiums of $501 million, up 32% from $379 million a year ago.

•	Assets under management of $784 billion at December 31, 2010, compared to $667 billion at December 31, 2009.

•

Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses of $3.1 billion at December 31, 2010, compared to $4.4 billion at December 31, 2009; net unrealized gains of $5.7 billion at December 31, 2010 compared to $998 million at December 31, 2009.

•	GAAP book value for Financial Services Businesses, $31.0 billion or $63.11 per Common share at December 31, 2010, compared to $24.2 billion or $51.52 per Common share at December 31, 2009.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income of its Financial Services Businesses attributable to Prudential Financial, Inc. of $2.714 billion ($5.75 per Common share) for the year ended December 31, 2010, compared to $3.411 billion ($7.63 per Common share) for 2009. After-tax adjusted operating income for the Financial Services Businesses was $2.968 billion ($6.27 per Common share) for 2010, compared to $2.448 billion ($5.51 per Common share) for 2009. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the fourth quarter of 2010, net income for the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $213 million (45 cents per Common share) compared to

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$1.788 billion ($3.78 per Common share) for the fourth quarter of 2009. After-tax adjusted operating income for the fourth quarter of 2010 for the Financial Services Businesses amounted to $861 million ($1.78 per Common share), compared to $557 million ($1.20 per Common share) for the fourth quarter of 2009.

“Our solid operating results for the fourth quarter and the year reflect sustained organic growth in our key U.S. retirement and international insurance businesses. Our commitment to these markets, coupled with solid value propositions and expanding distribution, has fueled our progress. We are pleased to have surpassed significant milestones in the past year including individual annuity account values over $100 billion and retirement account values over $200 billion, and we see continued growth opportunities in serving clients focused on financial security. Our acquisition of AIG Star Life and AIG Edison Life enhances our position as a leading foreign life insurer in Japan, and we look forward to building on our success in serving life insurance protection and retirement needs in the Japanese insurance market as we welcome over three million new clients to Prudential,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance and Investments divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $624 million for the fourth quarter of 2010, compared to $323 million in the year-ago quarter.

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The Individual Annuities segment reported adjusted operating income of $345 million in the current quarter, compared to $197 million in the year-ago quarter. Current quarter results benefited $46 million from a net reduction in amortization of deferred policy acquisition and other costs, and $100 million from net reductions in reserves for guaranteed minimum death and income benefits, reflecting an updated estimate of profitability for this business. Results for the year-ago quarter included a net benefit of $79 million from adjustment of these items to reflect an update of estimated profitability. These benefits to results for both the current quarter and the year-ago quarter were largely driven by increases in customer account values during the respective periods. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $81 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $147 million for the current quarter, compared to $132 million in the year-ago quarter. The increase resulted primarily from higher fees associated with growth in retirement account values.

The Asset Management segment reported adjusted operating income of $132 million for the current quarter, compared to a loss of $6 million in the year-ago quarter. The improvement came primarily from more favorable results from commercial mortgage activities. Current quarter results for the segment’s commercial mortgage activities include net credit and valuation charges of approximately $10 million, compared to approximately $110 million for the year-ago quarter. The remainder of the improvement in results came mainly from higher asset management fees reflecting growth in assets under management.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $200 million for the fourth quarter of 2010, compared to $210 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $131 million for the current quarter, compared to $141 million in the year-ago quarter. Current quarter results reflected a smaller benefit from favorable mortality experience than that of the year-ago quarter. A greater contribution from investment results in the current quarter partially offset the impact of mortality experience on the comparison of results.

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The Group Insurance segment reported adjusted operating income of $69 million in the current quarter, unchanged from the year-ago quarter. More favorable group life underwriting results in the current quarter were essentially offset by less favorable group disability underwriting results.

The International Insurance and Investments division reported adjusted operating income of $598 million for the fourth quarter of 2010, compared to $455 million in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $584 million for the current quarter, compared to $453 million in the year-ago quarter. Adjusted operating income of the segment’s Life Planner insurance operations was $328 million for the current quarter, compared to $302 million in the year-ago quarter. The $26 million increase in adjusted operating income reflected continued business growth, accompanied by more favorable mortality experience in the current quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $256 million for the current quarter, compared to $151 million in the year-ago quarter. Gibraltar Life’s current quarter results include a benefit of $66 million from the partial sale of an investment, through a consortium, in China Pacific Group. Excluding this item, adjusted operating income from Gibraltar Life increased $39 million. This increase came primarily from a greater contribution from investment results reflecting growth in fixed annuity balances, and from business growth reflecting expanding bank channel sales of protection life insurance products. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had a favorable impact of $5 million on results for the segment’s international insurance businesses in comparison to the year-ago quarter, including $4 million within Gibraltar Life.

The International Investments segment reported adjusted operating income of $14 million for the current quarter, compared to $2 million in the year-ago quarter, reflecting more favorable results from the segment’s global commodities operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $231 million in the fourth quarter of 2010, compared to a loss of $220 million in the year-ago quarter. The increased loss reflected a higher level of expenses in the current quarter than the year ago quarter. The Company’s real estate and relocation business reported losses of $2 million in the current quarter and $6 million in the year-ago quarter.

Assets under management amounted to $784 billion at December 31, 2010, compared to $667 billion a year earlier.

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Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $213 million for the fourth quarter of 2010, compared to $1.788 billion in the year-ago quarter.

Current quarter net income includes $912 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses for the current quarter include net decreases in market value of derivatives primarily related to the Company’s investment duration management and foreign currency hedging programs driven by changes in interest rates and foreign currency exchange rates, and other changes in value related to foreign currency exchange rates, amounting to $581 million. The foregoing net realized investment losses in the current quarter also include $211 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, as well as mark-to-market of derivatives under a capital hedge program. Losses from impairments and sales of credit-impaired investments amounted to $161 million. The foregoing items were partially offset by net gains from general portfolio activities.

At December 31, 2010, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.100 billion, including $2.256 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $882 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at December 31, 2010 include $1.548 billion of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.389 billion at December 31, 2009. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $5.726 billion at December 31, 2010, compared to $998 million at December 31, 2009.

Net income for the current quarter also reflects pre-tax decreases of $218 million in recorded asset values and $200 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $9 million of pre-tax losses from divested businesses.

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Net income of the Financial Services Businesses for the year-ago quarter included pre-tax income of $2.162 billion from divested businesses, $49 million of pre-tax net realized investment losses and related charges and adjustments, and increases of $76 million in recorded assets and $49 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, in each case before income taxes. The income from divested businesses primarily reflected a pre-tax gain of $2.143 billion from the sale of the Company’s interest in a retail securities joint venture with Wachovia, to Wells Fargo on December 31, 2009.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported a loss from continuing operations before income taxes of $52 million for the fourth quarter of 2010, compared to income from continuing operations before income taxes of $92 million for the year-ago quarter.

The Closed Block Business reported a net loss attributable to Prudential Financial, Inc. of $36 million for the fourth quarter of 2010, compared to net income of $77 million for the year-ago quarter.

For the year ended December 31, 2010, the Closed Block Business reported income from continuing operations before income taxes of $725 million, compared to a loss from continuing operations before income taxes of $480 million for 2009. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $481 million for 2010, compared to a net loss of $287 million for 2009.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

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On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $177 million for the fourth quarter of 2010 compared to $1.865 billion for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $3.195 billion for the year ended December 31, 2010 and $3.124 billion for 2009.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and

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universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions, including risks associated with the acquisition of certain insurance operations of American International Group, Inc. in Japan; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit

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cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities related to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and our Annual Report on

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Form 10-K for the year ended December 31, 2009, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 10, 2011 at 11 a.m. ET, to discuss with the investment community the Company’s fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 25. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on February 10, through February 17, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 185705.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $784 billion of assets under management as of December 31, 2010, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2010	2009	2010	2009
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$3,943	$3,352	$15,251	$13,294
Policy charges and fee income	929	840	3,480	3,033
Net investment income	2,240	2,055	8,628	8,213
Asset management fees, commissions and other income	1,020	747	3,623	2,646

Total revenues	8,132	6,994	30,982	27,186

Benefits and expenses:
Insurance and annuity benefits	3,707	3,202	14,894	12,709
Interest credited to policyholders’ account balances	877	853	3,418	3,376
Interest expense	273	241	1,049	955
Other expenses	2,084	1,930	7,569	6,872

Total benefits and expenses	6,941	6,226	26,930	23,912

Adjusted operating income before income taxes	1,191	768	4,052	3,274
Income taxes, applicable to adjusted operating income	330	211	1,084	826

Financial Services Businesses after-tax adjusted operating income (1)	861	557	2,968	2,448

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(912)	(49)	(72)	(1,711)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(218)	76	501	1,601
Change in experience-rated contractholder liabilities due to asset value changes	200	(49)	(631)	(899)
Divested businesses	(9)	2,162	(55)	2,131
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(62)	(2,289)	(98)	(2,364)

Total reconciling items, before income taxes	(1,001)	(149)	(355)	(1,242)
Income taxes, not applicable to adjusted operating income	(310)	38	(19)	(687)

Total reconciling items, after income taxes	(691)	(187)	(336)	(555)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	170	370	2,632	1,893
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	39	1,483	73	1,557

Income from continuing operations attributable to Prudential Financial, Inc.	209	1,853	2,705	3,450
Earnings attributable to noncontrolling interests	12	10	11	(34)

Income from continuing operations (after-tax) of Financial Services Businesses	221	1,863	2,716	3,416
Income (loss) from discontinued operations, net of taxes	4	(65)	9	(39)

Net income of Financial Services Businesses	225	1,798	2,725	3,377
Less: Income (loss) attributable to noncontrolling interests	12	10	11	(34)

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$213	$1,788	$2,714	$3,411

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2010	2009	2010	2009
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.78	$1.20	$6.27	$5.51
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(1.89)	(0.10)	(0.15)	(3.82)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.45)	0.16	1.05	3.57
Change in experience-rated contractholder liabilities due to asset value changes	0.41	(0.10)	(1.33)	(2.01)
Divested businesses	(0.02)	4.60	(0.11)	4.75
Difference in earnings allocated to participating unvested share-based payment awards	0.01	(0.03)	0.01	(0.02)

Total reconciling items, before income taxes	(1.94)	4.53	(0.53)	2.47
Income taxes, not applicable to adjusted operating income	(0.60)	1.81	0.01	0.26

Total reconciling items, after income taxes	(1.34)	2.72	(0.54)	2.21

Income from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	0.44	3.92	5.73	7.72
Income (loss) from discontinued operations, net of taxes	0.01	(0.14)	0.02	(0.09)

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$0.45	$3.78	$5.75	$7.63

Weighted average number of outstanding Common shares (basic)	475.1	461.8	466.8	444.6

Weighted average number of outstanding Common shares (diluted) (3)	483.5	470.3	475.4	448.2

Direct equity adjustment for earnings per share calculation (2)	$7	$9	$36	$43
Earnings related to interest, net of tax, on exchangeable surplus notes (3)	$4	$4	$17	$5
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$11	$7	$38	$28
Income from continuing operations (after-tax) of Financial Services Businesses	$7	$21	$35	$39
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$31,032	$24,154
Per share of Common Stock - diluted	63.11	51.52
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$29,248	$25,399
Per share of Common Stock - diluted	59.48	54.18
Number of diluted shares at end of period	491.7	468.8

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$345	$197	$1,046	$757
Retirement	147	132	572	494
Asset Management	132	(6)	487	55

Total U.S. Retirement Solutions and Investment Management Division	624	323	2,105	1,306

Individual Life	131	141	500	562
Group Insurance	69	69	215	331

Total U.S. Individual Life and Group Insurance Division	200	210	715	893

International Insurance	584	453	2,057	1,843
International Investments	14	2	46	27

Total International Insurance and Investments Division	598	455	2,103	1,870

Corporate and Other operations	(231)	(220)	(871)	(795)

Financial Services Businesses adjusted operating income before income taxes	1,191	768	4,052	3,274

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(912)	(49)	(72)	(1,711)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(218)	76	501	1,601
Change in experience-rated contractholder liabilities due to asset value changes	200	(49)	(631)	(899)
Divested businesses	(9)	2,162	(55)	2,131
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(62)	(2,289)	(98)	(2,364)

Total reconciling items, before income taxes	(1,001)	(149)	(355)	(1,242)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$190	$619	$3,697	$2,032

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2010	2009	2010	2009
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$6,120	$4,839	$21,754	$16,296

Net sales	$4,196	$3,208	$14,616	$10,262

Total account value at end of period	$106,185	$83,971

Retirement Segment:
Full Service:
Deposits and sales	$4,369	$4,020	$19,266	$23,188

Net additions (withdrawals)	$(1,017)	$903	$2,462	$8,750

Total account value at end of period	$141,313	$126,345

Institutional Investment Products:
Gross additions	$6,654	$3,487	$15,298	$7,786

Net additions (withdrawals)	$5,477	$1,502	$8,340	$(31)

Total account value at end of period	$64,183	$51,908

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$235.3	$188.4
Retail customers	101.2	84.4
General account	200.8	184.0

Total Investment Management and Advisory Services	$537.3	$456.8

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$16.6	$11.1	$50.5	$34.2

Net additions, other than money market	$9.9	$6.6	$28.6	$13.0

Retail Assets Under Management (in billions):
Gross additions, other than money market	$5.3	$4.4	$21.0	$18.6

Net additions, other than money market	$1.2	$1.2	$6.4	$6.1

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$7	$8	$23	$20
Universal life	20	27	77	113
Term life	40	56	160	226

Total	$67	$91	$260	$359

Group Insurance Annualized New Business Premiums (4):
Group life	$82	$41	$446	$339
Group disability	27	21	161	238

Total	$109	$62	$607	$577

International Insurance and Investments Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$532	$386	$1,838	$1,401

Constant exchange rate basis:	$501	$379	$1,787	$1,430

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2010	2009	2010	2009
Closed Block Business Data:
Income Statement Data:
Revenues	$1,684	$1,732	$7,086	$5,245
Benefits and expenses	1,736	1,640	6,361	5,725

Income (loss) from continuing operations before income taxes	(52)	92	725	(480)
Income taxes	(16)	15	245	(193)

Closed Block Business income (loss) from continuing operations	(36)	77	480	(287)
Income from discontinued operations, net of taxes	—	—	1	—

Closed Block Business net income (loss)	(36)	77	481	(287)
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$(36)	$77	$481	$(287)

Direct equity adjustment for earnings per share calculation (2)	(7)	(9)	(36)	(43)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$(43)	$68	$445	$(330)

Income (loss) from continuing operations per share of Class B Stock	$(21.50)	$34.00	$222.00	$(165.00)
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	0.50	—

Net income (loss) per share of Class B Stock	$(21.50)	$34.00	$222.50	$(165.00)

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,383	$1,041
Per Share of Class B Stock	691.50	520.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,334	$913
Per Share of Class B Stock	667.00	456.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$8,106	$8,619	$38,414	$32,566
Benefits and expenses	7,968	7,908	33,992	31,014

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	138	711	4,422	1,552
Income tax expense (benefit)	4	264	1,310	(54)

Income from continuing operations before equity in earnings of operating joint ventures	134	447	3,112	1,606
Equity in earnings of operating joint ventures, net of taxes	51	1,493	84	1,523

Income from continuing operations	185	1,940	3,196	3,129
Income (loss) from discontinued operations, net of taxes	4	(65)	10	(39)

Consolidated net income	189	1,875	3,206	3,090
Less: Income (loss) attributable to noncontrolling interests	12	10	11	(34)

Net income attributable to Prudential Financial, Inc.	$177	$1,865	$3,195	$3,124

Net income attributable to Prudential Financial, Inc.:
Financial Services Businesses	$213	$1,788	$2,714	$3,411
Closed Block Business	(36)	77	481	(287)

Consolidated net income attributable to Prudential Financial, Inc.	$177	$1,865	$3,195	$3,124

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$539.9	$480.2
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$537.3	$456.8
Non-proprietary assets under management	149.8	122.3

Total managed by U.S. Retirement Solutions and Investment Management Division	687.1	579.1
Managed by U.S. Individual Life and Group Insurance Division	13.1	12.4
Managed by International Insurance and Investments Division	83.8	75.8

Total assets under management	784.0	667.3
Client assets under administration	84.1	119.5

Total assets under management and administration	$868.1	$786.8

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	In calculating diluted earnings per share under the if-converted method, the potential shares that would be issued related to the exchangeable surplus notes assuming a hypothetical exchange, weighted for the period the notes are outstanding, is added to the denominator, and interest expense, net of tax, is added to the numerator, if the overall effect is dilutive. For the three months ended December 31, 2010, the hypothetical impact of these shares was antidilutive and therefore excluded from the diluted earnings per share calculation for GAAP measures. The weighted average number of outstanding common shares used in the diluted earnings per share calculation for the three months ended December 31, 2010 for GAAP measures is 478.4 million.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care and dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 92 per U.S. dollar; Korean won 1190 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.